Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2012, on the statement of revenues and direct operating expenses of the assets acquired by Linn Energy, LLC from BP America Production Company, included in the Registration Statement (Form S-1) dated June 25, 2012.

/s/ Ernst & Young LLP

Houston, Texas

June 25, 2012